UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/19/2007

ABX AIR, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50368

DE	91-1091619
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)

(937) 382-5591
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On December 19, 2007, ABX Air, Inc. borrowed $15,750,000 from Chase Equipment Leasing, Inc. pursuant to a loan and security agreement and related promissory note, for the purpose of financing the acquisition and modification of a Boeing 767 aircraft that ABX Air acquired from Delta Air Lines.

The financing arrangement is for a term of 10 years (ending January 1, 2018) at a fixed interest rate of 6.74% per annum. The indebtedness is required to be repaid in monthly installments of principal and interest during the term and a final balloon payment of $3,500,000 is due at the end of the term. ABX Air may repay the loan in full at any time after the second year of the term for an amortizing prepayment fee equal to 2% of the remaining unpaid principal. The indebtedness is collaterized by the Boeing 767 aircraft to which the financing relates.

The entire amount of unpaid principal and interest may be accelerated and/or the collateralized aircraft repossessed in the event of default under the loan and security agreement or the promissory note. In addition, a 5% late charge may be assessed with respect to any overdue installment payment or other amount payable under the agreement or promissory note. The entire indebtedness may be subject to acceleration if certain other events of default occur. Additional terms of the financing arrangement, including negative covenants and events of default, are set forth in the loan and security agreement and the promissory note.

ABX Air previously reported that it had entered into six similar loan and security agreements with Chase Equipment Leasing, Inc., each for a different Boeing 767 aircraft, on August 24, 2006, October 10, 2006, February 16, 2007, April 25, 2007, July 18, 2007 and October 26, 2007.

ABX Air also has a $45 million credit facility through a syndicated credit agreement with JP Morgan Chase Bank N.A. as the lead bank, which is the parent and sole shareholder of Chase Equipment Leasing, Inc. An event of default under the credit agreement with JP Morgan Chase Bank N.A. will also constitute an event of default under the new loan agreement with Chase Equipment Leasing, Inc. reported in this Item 1.01 and the prior loan agreements described above.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 above is hereby incorporated by reference in this Item 2.03.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABX AIR, INC.

Date: December 26, 2007	By:	/s/ W. Joseph Payne
W. Joseph Payne
Vice President, General Counsel & Secretary